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Exhibit (a)(1)(H)

SUPPLEMENT DATED NOVEMBER 8, 2011
TO THE OFFER TO PURCHASE DATED SEPTEMBER 14, 2011

Gleacher & Company, Inc. has Amended its Offer to Purchase and is Now
Offering to Purchase up to 6 Million Shares of its Common Stock
At a Purchase Price Not Less Than $1.25 and Not More Than $1.35 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE BEEN
EXTENDED AND WILL NOW EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 22, 2011, UNLESS
THE TENDER OFFER IS FURTHER EXTENDED OR WITHDRAWN.

        On September 14, 2011, Gleacher & Company, Inc., a Delaware corporation ("we," "us" or the "Company"), distributed documentation relating to the Company's offer to purchase for cash up to 10 million shares of its common stock, $0.01 par value per share (the "shares"), at a price not less than $1.30 and not more than $1.55 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 14, 2011 (the "Original Offer to Purchase"), and the related Letter of Transmittal. By this Supplement to the Offer to Purchase, dated November 8, 2011 (the "Supplement," and together with the Original Offer to Purchase, the "Offer to Purchase"), and the related amended Letter of Transmittal (the "Amended Letter of Transmittal"), we are amending and supplementing the Original Offer to Purchase. The Offer to Purchase and the Amended Letter of Transmittal, each as may be further amended or supplemented from time to time, together constitute the "tender offer materials" and the terms and conditions set forth in the tender offer materials collectively constitute the "tender offer." The tender offer was originally scheduled to expire at 5:00 p.m., New York City time, on November 2, 2011. We have extended the expiration of the tender offer to 12:00 midnight, New York City time, on November 22, 2011. We have also decreased the number of shares we are offering to purchase to up to 6 million shares of common stock and decreased the purchase price at which stockholders may tender their shares to a price not less than $1.25 and not more than $1.35 per share, less any applicable withholding taxes and without interest.

        ALL PREVIOUS TENDERS OF SHARES BY STOCKHOLDERS ARE INVALID. STOCKHOLDERS THAT WISH TO PARTICIPATE IN THE TENDER OFFER MUST DELIVER TO US A PROPERLY COMPLETED AMENDED LETTER OF TRANSMITTAL AND OTHERWISE COMPLY WITH THE PROCEDURES DESCRIBED IN THE OFFER TO PURCHASE.

        Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent"), or to Gleacher & Company Securities, Inc. (the "Dealer Manager"), at their respective addresses and telephone numbers set forth on the back cover of this Supplement. Requests for additional copies of this Offer to Purchase, the Amended Letter of Transmittal, the Amended Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent.

The Dealer Manager for the Tender Offer:

Gleacher & Company Securities, Inc.

November 8, 2011

        The following information amends and supplements the information contained in the Original Offer to Purchase (as amended):

1.     Summary Term Sheet

        The Summary Term Sheet in the Original Offer to Purchase is hereby amended and supplemented as follows:

What will be the purchase price for the shares be?

        We are conducting an offer by means of a modified "Dutch auction" to purchase for cash, upon the terms and subject to the conditions of the tender offer, up to 6 million shares of our common stock pursuant to auction tenders at prices specified by the tendering stockholders of not less than $1.25 nor more than $1.35 per share, less any applicable withholding taxes and without interest, for each share of common stock we purchase pursuant to the tender offer. We will determine the Purchase Price as promptly as practicable after the tender offer expires. We will select the lowest purchase price, not less than $1.25 and not more than $1.35 per share, that will allow us to purchase 6 million shares, or such lesser number of shares properly tendered and not properly withdrawn. All shares purchased will be purchased at this price. We will not offer, and we will not pay, different prices to different stockholders in the tender offer. See Section 1.

        If you wish to maximize the chance that your shares will be purchased in the offer, you should check the box in the section of the Amended Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $1.25 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $1.25 per share.

How many shares will the Company purchase?

        We will purchase up to 6 million shares in the tender offer, or such lesser number of shares as are properly tendered at or below the Purchase Price and not properly withdrawn. The 6 million shares represent 4.71% of our outstanding common stock as of October 31, 2011. If more than 6 million shares are tendered, all shares tendered will be purchased on a pro rata basis, except for "odd lots" (lots held by owners of fewer than 100 shares), which will be purchased on a priority basis. The tender offer is not conditioned on any minimum number of shares being tendered, but it is subject to other conditions. See Section 7.

        We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

How long do I have to tender my shares?

        You may tender your shares until the tender offer expires. The tender offer will expire on November 22, 2011, at 12:00 midnight, New York City time, unless we further extend the tender offer. We may choose to further extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares (including shares held through the self-directed Brokerage Account option of the 401(k) Plan), it is likely they have an earlier deadline for accepting the tender offer. The deadline for tendering shares held in the Legacy Fund under the 401(k) Plan is earlier than the deadline for tendering shares not held in the Legacy Fund under the 401(k) Plan. See Section 3.

Can the tender offer be further extended, amended or terminated, and under what circumstances?

        Yes. We can further extend or amend the tender offer in our sole discretion. If we further extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

Why did the Company decrease the purchase price range and number of shares being offered for purchase in the tender offer and extend the expiration date?

        The Company amended the terms of the tender offer in light of the recent and ongoing developments in the global financial markets and extended the tender offer to comply with applicable laws and to ensure that stockholders have sufficient time to consider the tender offer on its new terms and tender shares if they so choose.

If I previously tendered my shares using the Letter of Transmittal distributed with the Original Offer to Purchase, is my tender still effective?

        No. All previous tenders of shares by stockholders are invalid. Such stockholders who wish to participate in the tender offer should tender their shares by complying with the procedures described in the Offer to Purchase.

Do I need to submit a notice of withdrawal for shares I previously tendered pursuant to the Original Offer to Purchase if such tender is no longer effective?

        No. Because all previous tenders of shares are no longer valid, a notice of withdrawal is not required.

2.     Section 9

        Section 9 of the Original Offer to Purchase is amended and restated as follows:

        Since the Purchase Price will only be determined after the Expiration Date, the aggregate purchase price, including all related fees, will not be known until after that time. Assuming we purchase 6 million shares pursuant to the tender offer at an offer price not less than $1.25 and not more than $1.35 per share, we expect that the aggregate purchase price, including all related fees and expenses, will be approximately $7,775,600 to $8,376,200 depending upon the actual Purchase Price. We expect to fund the purchase of shares tendered in the tender offer and the payment of related fees and expenses from cash on hand. We do not have any alternative financing arrangement or alternative financing plans.

3.     General Amendments

        All references to the purchase price in the Original Offer to Purchase shall now mean a price not less than $1.25 and not more than $1.35 per share, less any applicable withholding taxes and without interest. All references to the maximum purchase price in the tender offer shall now mean a maximum price of $1.35 per share, and all references to the minimum purchase price in the tender offer shall now mean a minimum price of $1.25 per share.

        All references to the number of shares of common stock we are offering to purchase in the tender offer shall now mean up to 6 million shares of common stock.

        All references in the Original Offer to Purchase to the expiration date or expiration time of the tender offer shall now mean 12:00 midnight, New York City time, on November 22, 2011, unless the tender offer is further extended or withdrawn.

* * * * * *

2

        Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Original Offer to Purchase (as amended) and the Amended Letter of Transmittal are applicable in all respects to the tender offer. The information set forth above should be read in conjunction with the Original Offer to Purchase (as amended) and the Amended Letter of Transmittal. Terms defined in the Original Offer to Purchase but not defined in this Supplement have the meanings ascribed to them in the Original Offer to Purchase.

Gleacher & Company, Inc.

November 8, 2011

3

        The Amended Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

THE AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By Registered, Certified Mail or First Class Mail:	By Overnight Courier:	By Hand:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Call Toll Free:(877) 248-6417
Fax:(718) 234-5001
Confirmation of fax:(718) 921-8374

DELIVERY OF THE AMENDED LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN
AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the related Amended Letter of Transmittal, the Amended Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (call collect)
E-mail: tenderoffer@mackenziepartners.com
or
 Call Toll Free (800) 322-2885

The Dealer Manager for the Tender Offer is:

Gleacher & Company Securities, Inc.
1290 Avenue of the Americas
New York, New York 10104
(212) 273-7100

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  Exhibit (a)(1)(H)